EXHIBIT 15.02


        ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Volt Information Sciences, Inc.

We are aware of the incorporation by reference in Registration Statement No. 333-13369 on Form S-8 dated October 3, 1996, Registration Statement No.
333-45903  on Form S-8  dated  February  9,  1998,  Registration  Statement  No.
333-106245 on Form S-8 dated June 18, 2003 and Registration Statement No. 333-148355 on Form S-8 dated December 27, 2007 of Volt Information Sciences, Inc. and subsidiaries of our report dated March 6, 2008 relating to the unaudited condensed consolidated interim financial statements of Volt Information Sciences, Inc. and subsidiaries that are included in its Form 10-Q for the three months ended January 27, 2008.

/s/ ERNST & YOUNG LLP
New York, New York
March 12, 2008